Separation Agreement and Mutual Release

This Separation Agreement and Mutual Release ("Agreement") is made this 30 day of May, 2008 (“Effective Date”), by and between XsunX, Inc., a Colorado corporation (“XsX”), on the one hand, and MVSystems, Inc., a Colorado corporation (“MVS”) and Dr. Arun Madan (“Madan”), on the other hand. XsX, MVS and Madan are collectively referred to herein as the “Parties.” Each of XsX, MVS and Madan is individually referred to herein as a “Party.”

Recitals

WHEREAS, prior to the date hereof the Parties entered into certain written agreements and understandings relating to the licensing and development of certain technology, including without limitation a “Phase 2” development proposal dated June 1, 2004, a Technology Sharing and License Agreement dated September 17, 2004, a Consulting and Advisory Agreement dated September 17, 2004, a “Phase 3” development proposal dated February 22, 2005, a “Phase 4 Four Terminal Development” agreement dated December 22, 2005, as amended by an Addendum dated December 22, 2005, a “Phase 4 Base Line Production” agreement dated December 2, 2005, and an Expanded Use License Agreement dated October 12, 2005, and any attachments, amendments or revisions thereto (together, the “Contracts”); and

WHEREAS, in connection with certain of the Contracts XsX granted to MVS and Madan certain warrants to purchase common stock of XsX, pursuant to the terms of a Technology Sharing Warrant, and License Agreement Warrant, a Consultancy and Advisory Warrant and an Expanded Use License Stock Warrant (together, the “Warrant Agreements”) in exchange for MVS’s and Madan’s performance under the Contracts; and

WHEREAS, the Parties have determined that it is mutually beneficial to terminate their business relationship, together with the joint development projects undertaken pursuant to the Contracts and Warrant Agreements, and to mutually release each other, and the Parties further wish to have no obligations whatsoever between or among them arising from or relating in any manner to the Contracts or Warrant Agreements upon execution of this Agreement;

NOW THEREFORE, the parties enter into this Agreement on the terms set forth below.

Agreement

In consideration of the foregoing recitals, the covenants and provisions contained herein, and other good and valuable consideration, the receipt and adequacy of which are acknowledged by the Parties, the Parties agree as follows:

1. Terms.

1.1 Non-exclusive License and Cross-License Agreement. Contemporaneously herewith, and in consideration of the mutual obligations set forth herein, XsX, MVS and Madan agree to execute, and have executed, the Non-Exclusive License and Cross-License Agreement attached hereto as Ex. A (“License”).

1.2 Sublease. Contemporaneously herewith, and in consideration of the mutual obligations set forth herein, XsX and MVS agree to execute, and have executed, the Sublease Agreement attached hereto as Ex. B (“Sublease”).

1.3 Sale of x4-bpl machine to third party or Reimbursement Option by mvs or madan.

1.3.1 Machine Sale Deadline. For purposes of this Section 1.3, “Machine Sale Deadline” means May 1, 2009.

1.3.2 Sale of Machine to third party/Sale Agreement. Subject to the terms set forth in this Agreement and the Sublease, including this Section 1.3, from the date hereof through the Machine Sale Deadline, MVS or Madan shall have the right to sell to any third party the X4-BPL machine (“Machine”) currently located in the Suite J facility at 500 Corporate Circle, Golden, Colorado, 80401 (“Facility”) upon such terms as MVS or Madan shall determine so long as MVS and Madan use commercially reasonable efforts to sell the Machine. Such sale shall be subject to a written sales agreement (“Sale Agreement”) approved in advance by XsX, which approval will not be unreasonably withheld; provided, however, that the foregoing approval requirement is limited to the terms of the Sale Agreement concerning: (a) net sale proceeds payable to XsX, including amount and disbursement schedule, if and only to the extent the net sale proceeds distributable to XsX pursuant to Section 1.3.3 are less than $1,412,000.00; and (b) any obligation or liability of XsunX, including without limitation any representation or warranty relating to the Machine. To the extent that XsX wishes to withhold its approval, XsX must provide its written objection, if any, to the Sale Agreement to MVS within five (5) business days of receipt of the Sale Agreement or XsX shall be deemed to have no objection to the Sale Agreement and approved of same.

In the event of a sale of the Machine by MVS or Madan to a third party, MVS shall be responsible to collect and remit to the appropriate government authority(ies) any sales tax or import duty. Such sales tax or import duty shall be in addition to the purchase price and payable by the third party purchaser upon closing of the Machine sale.

1.3.3 Distribution of proceeds from sale of machine to third party. In the event of a sale of the Machine by MVS or Madan to a third party as set forth in Section 1.3.2, the proceeds of such sale shall be distributed alternatively as follows: (a) if the sale proceeds are greater than or equal to $1,765,000.00, exclusive of sales tax, import duties and packaging and shipping costs, such proceeds will be allocated and disbursed 50% to XsX and 50% to MVS from such amount as may be left after payment, in the following order and to the extent sale proceeds remain available, of $1,412,000 to XsX, $353,000 to MVS, MVS’s Costs of Sale (defined hereafter), and one-half (1/2) of XsX’s rental payments made pursuant to the Master Lease during the term of the Sublease (“XsX Rental Payments”); (b) if the sale proceeds are less than $1,765,000.00, exclusive of sales tax, import duties and packaging and shipping costs, such proceeds will be allocated and disbursed 80% to XsX and 20% to MVS from such amount as may be left after payment of MVS’s Costs of Sale.

“MVS’s Costs of Sale” for purposes of this Section 1.3.3 shall mean expenses incurred by MVS to effectuate a sale of the Machine to a third party hereunder and consisting of: (i) payments for Utilities and Insurance made by or due from MVS as defined in the Sublease; (ii) marketing, maintenance and closing costs for such sale not to exceed the sum of $20,000.00.

1.3.4 Machine Reimbursement Option of MVS and Madan. From the date hereof through the Machine Sale Deadline, MVS or Madan shall have the option, but not the obligation, to reimburse XsX for the payments XsX has previously made to MVS for the Machine ($1,412,000.00) plus one-half (1/2) of XsX’s Rental Payments (“Reimbursement Option”); provided, however, that if within six (6) months following written notice to XsX of the exercise of the Reimbursement Option, MVS or Madan enters into an agreement for sale of the Machine to a third party, then the proceeds of such sale shall be distributed in accordance with Section 1.3.3 less the sum of $1,412,000 already paid by MVS or Madan to XsX upon exercise of the Reimbursement Option. In the event that MVS or Madan exercises such Reimbursement Option, XsX shall have no warranty or other obligation whatsoever with respect to sale or delivery of the Machine and except as set forth in this Section 1.3.4 MVS shall own the Machine free and clear of any claim or right of any person including XsX and including any right of such person to sell or purchase the Machine.

1.3.5 Notice of Machine Sale or Exercise of Reimbursement Option. On or before the Machine Sale Deadline, MVS and Madan shall either: (a) notify XsX of the sale, if any, of the Machine to a third party pursuant to Section 1.3.2, by providing to XsX a copy of the Sale Agreement; or (b) notify XsX in writing of any exercise, if any, by MVS or Madan of the Reimbursement Option set forth in Section 1.3.4.

1.3.6 Sale/Option exercise closing date and Machine delivery. In the event that the Machine is sold by MVS or Madan to a third party pursuant to Sections 1.3.2, the closing of such sale, including payment in full by the purchaser, shall be completed on or before May 31, 2009 (“Closing Date”). The Machine shall be delivered to the purchaser, at purchaser’s expense, at a location other than the Facility, on or before the Closing Date.

In the event that MVS or Madan exercise the Machine Reimbursement Option pursuant to Sections 1.3.4, the closing of such option exercise, including payment in full by MVS or Madan, shall be completed on or before May 31, 2009 (“Closing Date”). The Machine shall be delivered to MVS or Madan, at MVS or Madan’s expense, at a location other than the Facility on or before the Closing Date.

1.3.7 Property Taxes and Delivery of Operational Documents. XsX shall be responsible to pay any applicable property, sales or other tax that may apply or may become due with respect to the Machine. In the event that the Machine is not sold to a third party by MVS or Madan by the Machine Sale Deadline pursuant to Section 1.3.2, and MVS or Madan chose not to exercise the Reimbursement Option set forth in Section 1.3.4 by the Machine Sale Deadline, then as of the Machine Sale Deadline: (a) XsX shall own the Machine free and clear of any claim or right of any person including MVS or Madan and including any right of such person to sell or purchase the Machine; (b) MVS and Madan shall deliver to XsX all such documents reasonably necessary to operate the Machine, including hardware and software documentation, manuals and passwords; (c) the Machine will be delivered to XsX at the Subleased Premises (as that term is defined in the Sublease) in the substantially same condition as it is as of the Effective Date, with no further warranties or obligations owed by MVS or Madan as to the Machine; and (d) XsX shall pay all applicable property, sales tax or other tax or duty that may apply or may become due.

1.4 Warrant agreement termination

1.4.1 Warrants Ownership. MVS and Madan together represent that as of the date hereof, MVS and Madan together own and control, pursuant to the Warrant Agreements, unexercised warrants to purchase 12,650,000 shares of XsX common stock (the “Retained Warrants”). MVS and Madan together represent that warrants to purchase an additional 1,350,000 shares of common stock, pursuant to the Warrant Agreements, have been assigned by MVS or Madan as of the date hereof to certain third parties (“Assigned Warrants”), with the prior written consent of XsX, subject to the terms of the Contracts, the Warrant Agreements and the assignment agreements. MVS and Madan represent and warrant that the Retained Warrants have not been assigned, transferred, pledged, hypothecated or otherwise conveyed to any third party.

1.4.2 Warrant Agreements Termination. The Warrant Agreements shall be, and hereby are, terminated, together with the warrants issued thereunder, notwithstanding any term therein relating to vesting, notice, termination with or without cause or any other provision, with no surviving duties or obligations thereunder. MVS and Madan agree that the Retained Warrants are hereby cancelled. MVS and Madan take no position as to the effect of the foregoing Warrant Agreements termination on the Assigned Warrants, and covenant and agree not to assert any such position hereafter.

1.5 Termination of the contracts and Discharge of Duties

1.5.1 Termination of the Contracts. Each of the Contracts shall be, and hereby is, terminated, notwithstanding any term therein relating to notice, termination with or without cause or any other provision, with no surviving duties or obligations thereunder surviving this termination. Such termination shall have no effect upon the duties and obligations of the Parties arising under this Agreement, the Cross-License or the Sublease.

1.5.2 Discharge of XsX. The Parties agree that from the date hereof, XsX shall have no duty to perform or other obligation of any kind to MVS or Madan, express or implied, arising under the Contracts or Warrant Agreements and all such duties and obligations shall be deemed fully discharged. Such discharge is exclusive of duties and obligations expressly set forth in this Agreement, the License and Sublease.

1.5.3 Discharge of MVS and Madan. The Parties agree that from the date hereof, MVS and Madan shall have no duty to perform or other obligation of any kind to XsX, express or implied, arising under the Contracts or Warrant Agreements and all such duties and obligations shall be deemed fully discharged. Such discharge is exclusive of duties and obligations expressly set forth in this Agreement, the License and Sublease.

1.6 X4-LCT Chamber. Upon execution of this Agreement, MVS and Madan shall deliver, within three (3) weeks to XsX, at the Retained Premises (as that term is defined in the Sublease), the X4-LCT chamber currently located at the Facility together with any operating and component manuals available for and specifically relating to the X4-LCT chamber. Upon delivery MVS and Madan shall have no further warranties or obligations as to, nor ownership or other interest in, the X4-LCT chamber.

2. XsX’s Release.

2.1 XsX’s Representations and Warranties. XsX represents and warrants that it has full authority to enter into this Agreement, and it has not assigned or transferred in any way any claims against MVS or Madan or any XsX Releasee (as defined in Section 2.2).

2.2 General Release. With the exception of any claims arising under this Agreement, the License and the Sublease, XsX hereby fully releases, discharges, and acquits MVS, Madan and their subsidiaries, parent corporations, affiliates, and their respective past and present officers, directors, shareholders, employees, contractors, agents, predecessors, successors, assigns, guarantors, indemnitors, sureties, insurers, subrogors, accountants, auditors and attorneys (each, a “XsX Releasee”), from any claims, causes of action, or liabilities which XsX now has, may have, may have had, or claims to have had, whether directly or indirectly, whether accrued in the past, present, or future, whether known or unknown, whether for damages or equitable relief of any sort including, without limitation, economic damages, lost profits, exemplary damages, treble damages, consequential damages, and attorneys' fees, in any way arising prior to the date hereof and related or unrelated to the course of dealing among the Parties and the relationships, facts, circumstances, events, and agreements which gave rise to or which are related to the Contracts or the Warrant Agreements. The Parties intend for this to be a general release by XsX, which said release shall survive any termination of this Agreement, the License and/or Sublease.

3. Mvs and Madan Release.

3.1 Mvs and madan Representations and Warranties. MVS and Madan represent and warrant that each has full authority to enter into this Agreement, and that neither has assigned or transferred in any way any claims against XsX or any MVS Releasee (as defined in Section 3.2).

3.2 General Release. With the exception of any claims arising under this Agreement, the License and the Sublease, each of MVS and Madan hereby fully releases, discharges, and acquits XsX and its subsidiaries, parent corporations, affiliates, and their respective past and present officers, directors, shareholders, employees, contractors, agents, predecessors, successors, assigns, guarantors, indemnitors, sureties, insurers, subrogors, accountants, auditors and attorneys (each, an “MVS Releasee”), from any claims, causes of action, or liabilities which MVS or Madan now has, may have, may have had, or claims to have had, whether directly or indirectly, whether accrued in the past, present, or future, whether known or unknown, whether for damages or equitable relief of any sort including, without limitation, economic damages, lost profits, exemplary damages, treble damages, consequential damages, and attorneys' fees, in any way arising prior to the date hereof and related or unrelated to the course of dealing among the Parties and the relationships, facts, circumstances, events, and agreements which gave rise to or which are related to the Contracts or the Warrant Agreements. The Parties intend for this to be a general release by MVS and Madan, which said release shall survive any termination of this Agreement, the License and/or Sublease.

4. Integration. This Agreement and all exhibits thereto contain the entire understanding between the Parties with respect to the matters set forth herein. Any modification, change, or termination of this Agreement (or any part thereof) must be agreed to in writing by the Parties. The terms of this Agreement are intended to be contractual.

5. Default and Termination. A default shall occur under this Agreement in the event of a material default by any of the Parties under the terms of this Agreement, the License or the Sublease. In the event of such default, the non-defaulting party shall given written notice to the Party in default that a default has occurred. If such default is not cured by the Party in default within thirty (30) days of such notice, a Material Default will result. In the event of a Material Default, the non-defaulting Party shall be entitled to terminate the Agreement, the License or Sublease and exercise any remedy otherwise available by law to the non-defaulting Party.

6. Notice. All notices and other communications required under this Agreement shall be in writing and shall be given by United States first class mail, postage prepaid, registered or certified, return receipt requested, facsimile or by hand delivery (including by means of a professional messenger service) addressed as follows:

If to XsX:                                               XsunX, Inc.
65 Enterprise
Aliso Viejo, CA 92656
Attn: Tom Djokovich
(Tel) (949) 330-8060
(Fax) (949) 330-8061

With copy to:                       Tobin D. Kern, Esq.
Sherman & Howard, LLC
633 17th Street, Suite 3000
Denver, Colorado 80202
(Tel) (303) 299-8384
(Fax) (303) 298-0940

If to MVS or Madan:           MVSystems, Inc.
500 Corporate Circle, Unit L
Golden, Colorado 80401
Attn: Dr. Arun Madan
(Tel) (303) 271-9907
(Fax) (303) 526-1408

With copy to:                       Lee F. Johnston, Esq.
Holland & Hart LLP
555 17th Street, Suite 3200
Denver, Colorado 80218
(Tel) (303) 295-8562
(Fax) (303) 295-8261

7. Enforcement. The Parties agree that all obligations, representations, and covenants in this Agreement are uniquely beneficial to the Party to which they run and shall be specifically enforceable, including through an action for injunctive relief.

8. Governing Law. Colorado substantive law, excluding Colorado’s choice of law rules, governs the validity, effect, and interpretation of this Agreement.

9. Execution in Counterparts. This Agreement may be executed in counterparts by facsimile to be followed by originally executed counterparts, each one of which shall be deemed an original and all of which together shall constitute one and the same agreement.

10. Counsel. Each Party hereby expressly acknowledges that the effect and import of this Agreement, including all rights and obligations arising under the Agreement, have been fully explained to it by its respective counsel, and that it fully understands this Agreement.

11. Joint Authorship. This Agreement is the product of the negotiation of all of the Parties. For convenience, this Agreement has been drafted initially in substantial part by legal counsel for certain of the Parties, but by agreement of the Parties, this Agreement shall be deemed to have been drafted by all Parties jointly, and any ambiguity herein shall not be construed for or against any Party by virtue of the identity of the any drafter, initial or otherwise.

12. Headings. The headings used in this Agreement are not intended by the Parties to have independent meaning or to modify in any way the terms of this Agreement.

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This Agreement has been executed effective as of the date written on page 1.

XsunX, Inc.

By:________________________________
Name:______________________________
Title:_______________________________

MVSystems, Inc.

By:________________________________
Name:______________________________
Title:_______________________________

Arun Madan

________________________________